Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
July 22, 2011	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Accelerated Revenue Growth, Expanded

Margins and Strong 2Q Earnings Performance

2Q HIGHLIGHTS

Consolidated

•	57 cents in diluted earnings per share (EPS), compared with a loss of 42 cents per share and adjusted EPS (non-GAAP) of 51 cents in 2Q 2010.

Wireless

•

6.6 percent year-over-year increase in service revenues in 2Q 2011; data revenues up 22.2 percent; 27.1 percent operating income margin and 45.4 percent Segment EBITDA margin on service revenues (non-GAAP).

•	2.2 million net additions, excluding acquisitions and adjustments, includes 1.3 million retail postpaid net customer additions; 106.3 million total connections, includes 89.7 million retail customers.

•	Retail postpaid churn of 0.89 percent, the lowest in three years.

Wireline

•	189,000 FiOS Internet and 184,000 FiOS TV net additions.

•	9.4 percent year-over-year increase in consumer ARPU; FiOS consumer retail revenues represent approximately 57 percent of total consumer revenues.

•	17.8 percent increase in strategic services revenues, representing approximately 48 percent of total global enterprise revenues.

Verizon News Release, page 2

NEW YORK -- Verizon Communications Inc. (NYSE, NASDAQ: VZ) today reported accelerated revenue growth and improved margins across its business groups, leading to a strong earnings performance in second-quarter 2011.

Verizon reported 57 cents in EPS in the quarter, compared with a second-quarter 2010 loss of 42 cents per share.

There are no adjustments to second-quarter 2011 earnings results. Adjusted second-quarter 2010 earnings were 51 cents per share, excluding the impact of divestitures and non-operational charges (non-GAAP). The most significant 2010 charges related to a workforce-reduction incentive offer that led to approximately 11,900 voluntary separations last year.

Strong, Positive Momentum

“In terms of earnings growth and the acceleration of revenue growth, this has been one of Verizon’s best quarters since the 2008 economic downturn,” said Chairman and CEO Ivan Seidenberg. “We expanded sequential margins in both our wireline and wireless businesses, and in the second half of the year we expect Verizon to build on this strong, positive momentum to continue to drive profitable, sustainable growth.”

Seidenberg added: “We expect Verizon Wireless to gain share in the retail postpaid market and widen its network-quality lead throughout 2011. We also continue to see strong customer demand for FiOS Internet and TV, and for cloud and other strategic services. At the same time, we remain focused on our cost structure, as we deliver improvements in wireline margins quarter after quarter.”

Verizon News Release, page 3

Consolidated Revenue Growth Continues to Accelerate

On a consolidated basis, Verizon’s total operating revenues were $27.5 billion in second-quarter 2011, an increase of 2.8 percent compared with second-quarter 2010. Last year’s results included revenues from operations that have since been divested.

On a comparable basis (non-GAAP), second-quarter 2011 total operating revenues increased 6.3 percent compared with second-quarter 2010. This was Verizon’s strongest quarter for consolidated revenue growth in 10 quarters.

Also on a comparable basis, consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) for second-quarter 2011 totaled $9.0 billion, up 5.2 percent year over year.

Cash flow from operating activities totaled $12.8 billion in the first half of 2011, down from $16.8 billion in the first half of 2010. Last year’s total included cash flow from businesses that have since been divested and the timing of favorable tax-related impacts, and 2011 totals include inventory purchases for wireless devices and the impact of previously announced pension-fund payments in first-quarter 2011. Verizon said its cash flow outlook for the remainder of 2011 remains very strong.

The company aggressively invested in growth opportunities in the first half of 2011. One example is the deployment of Verizon’s nationwide 4G LTE (fourth-generation, Long-Term Evolution) wireless broadband network. In first-half 2011, Verizon’s capital expenditures totaled $8.9 billion, compared with $7.6 billion in first-half 2010.

Verizon continues to expect full-year 2011 capital spending to be similar to its 2010 investment of $16.5 billion.

Verizon News Release, page 4

Verizon Wireless Delivers Another Strong Quarter

Verizon Wireless delivered strong growth in revenues, retail customers and other connections, driven by increased smartphone penetration and increased retail postpaid ARPU (average monthly service revenue per user). In the second quarter of 2011:

Wireless Financial Highlights

•

Service revenues in the quarter totaled $14.7 billion, up 6.6 percent year over year. Data revenues were $5.8 billion, up $1.1 billion or 22.2 percent year over year, and represent 39.5 percent of all service revenues. Total revenues were $17.3 billion, up 10.2 percent year over year.

•

Retail postpaid ARPU grew 1.9 percent or $1.00 over second-quarter 2010, to $54.12. Retail postpaid data ARPU increased to $21.26, up 15.2 percent year over year. Retail service ARPU also grew 1.9 percent, to $52.49.

•	Wireless operating income margin was 27.1 percent. Segment EBITDA margin on service revenues (non-GAAP) was 45.4 percent.

Wireless Operational Highlights

•

Verizon Wireless added 2.2 million total connections, including 1.3 million retail postpaid customers, and 890,000 wholesale and other connections. These additions exclude acquisitions and adjustments.

•

At the end of the second quarter, the company had 106.3 million total connections, an increase of 6.6 percent year over year, including 89.7 million retail customers and 16.6 million wholesale and other connections.

•	At the end of the second quarter, smartphones were 36 percent of Verizon Wireless’ retail postpaid customer phone base, up from 32 percent at the end of first-quarter 2011.

•

Retail postpaid churn was 0.89 percent, the lowest in the industry and the company’s lowest since second-quarter 2008. Total retail churn was 1.22 percent, an improvement of 9 basis points year over year and 11 basis points sequentially.

•

Verizon Wireless continued to roll out its 4G LTE mobile broadband network during the quarter. As of yesterday (July 21), Verizon Wireless 4G LTE service is available in 102 markets across the country, covering a population of more than 160 million. By year-end, Verizon Wireless’ 4G LTE network, the fastest and most advanced LTE network in the U.S., is expected to be available in more than 175 markets across the country, covering a population of more than 185 million.

Verizon News Release, page 5

•

The company introduced three new 4G LTE devices: the Droid Charge by Samsung, Revolution by LG and the MiFi 4510L 4G LTE Mobile Hotspot by Novatel Wireless. The company also announced that the 4G LTE-enabled Samsung Galaxy Tab 10.1 is available for pre-order; the device is expected to launch by the end of this month. During the second-quarter 2011, Verizon Wireless sold 1.2 million 4G LTE smartphones and Internet data devices.

•	Verizon Wireless continued to invest in and enhance its 3G network, the nation’s largest and most reliable 3G network.

•

During the quarter, Verizon Wireless deployed crisis response teams to help customers stay connected in areas devastated by disasters including the North Dakota floods, Arizona wildfires and Joplin, Mo., tornado.

Improved Revenue Trends in Wireline

Verizon’s Wireline segment continued to expand margins, supported by improved revenue trends. In the second quarter of 2011:

Wireline Financial Highlights

•	Segment EBITDA margin (non-GAAP) was 23.8 percent, compared with 22.4 percent in second-quarter 2010. This was Wireline’s fifth consecutive quarter of sequential EBITDA margin expansion.

•

Second-quarter 2011 operating revenues were $10.2 billion, a decline of 0.3 percent compared with second-quarter 2010. This is an improvement from a decline of 2.2 percent comparing first-quarter 2011 to first-quarter 2010. Verizon acquired cloud and managed IT infrastructure leader Terremark Worldwide in April, and the inclusion of Terremark results added $98 million in revenue, representing 100 basis points of wireline revenue growth, in second-quarter 2011.

•

Revenues for Verizon’s FiOS fiber-optic services to consumer retail customers generated approximately 57 percent of consumer wireline revenues in second-quarter 2011, compared with approximately 48 percent in second-quarter 2010.

•

Consumer revenues grew 1.3 percent compared with second-quarter 2010. Consumer ARPU for wireline services was $92.44 in second-quarter 2011, up 9.4 percent compared with second-quarter 2010. ARPU for FiOS customers continues to be more than $146.

•

Global enterprise revenues totaled $4.0 billion in the quarter, up 3.6 percent compared with second-quarter 2010. Sales of strategic services -- including Terremark cloud services, security and IT solutions, and strategic networking -- increased 17.8 percent compared with second-quarter 2010 and now represent approximately 48 percent of global enterprise revenues.

Verizon News Release, page 6

Wireline Operational Highlights

•

Verizon added 189,000 net new FiOS Internet connections and 184,000 net new FiOS TV connections in second-quarter 2011. Verizon had a total of 4.5 million FiOS Internet and 3.8 million FiOS TV connections at the end of the quarter.

•

FiOS penetration (subscribers as a percentage of potential subscribers) is now 30 percent or more for both services. FiOS Internet penetration was 34 percent at the end of second-quarter 2011, compared with 30 percent at the end of second-quarter 2010. In the same periods, FiOS TV penetration was 30 percent, compared with 26 percent, respectively. The FiOS network passed 16.1 million premises at mid-year 2011.

•

Broadband connections totaled 8.6 million at the end of second-quarter 2011, a 3.3 percent year-over-year increase. FiOS Internet connections more than offset a decrease in DSL-based HSI connections, resulting in a net increase of 62,000 broadband connections from first-quarter 2011. Total voice connections, which measures FiOS Digital Voice connections in addition to traditional switched access lines, declined 7.9 percent to 25.0 million -- the smallest year-over-year decline since second-quarter 2007.

•

During the quarter Verizon continued to execute its global cloud strategy, rolling out an expanded portfolio of secure IT solutions and an operational model for its Terremark subsidiary. Verizon also continued to deploy integrated IT and communications solutions for multinational enterprise, medium-sized and government customers. These solutions included expansion of the company’s managed mobility services for tablets, mobile access to cloud-based SAP applications and enhanced security management programs for health care providers. Verizon also completed new agreements with a range of multinational corporations, including Constellation Energy, Epsilon, Masco Corp. and PHH Corp.

•

Verizon expanded its global network infrastructure during the quarter as it continued to broaden its scope and capabilities. The company installed 63 additional Private IP edge routers for a total of 915 edge routers in 245 sites throughout 63 countries, activated more than 1,500 kilometers (932 miles) of ultra-long-haul network across the southern part of the United Kingdom, and completed a joint fiber build in Singapore, which almost doubles the coverage of the Singapore fiber-optic network. Verizon continued to demonstrate leadership in scaling the global IP network and kicked off the expansion of 100G IP backbone capabilities in the U.S. to nine routes.

NOTE: Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010; and other non-operational items. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 106 million total connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries, including all of the Fortune 500. A Dow 30 company, Verizon employs a diverse workforce of nearly 196,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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NOTE: This presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; the effect of material changes in available technology; any disruption of our key suppliers’ provisioning of products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural disasters, terrorist attacks, breaches of network or information technology security or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; the timing, scope and financial impact of our deployment of broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/11	3 Mos. Ended 6/30/10	% Change	6 Mos. Ended 6/30/11	6 Mos. Ended 6/30/10	% Change

Operating Revenues	$ 27,536	$ 26,773	2.8	$ 54,526	$ 53,686	1.6

Operating Expenses
Cost of services and sales	11,158	12,216	(8.7)	22,387	22,868	(2.1)
Selling, general & administrative expense	7,373	9,970	(26.0)	14,657	17,668	(17.0)
Depreciation and amortization expense	4,113	4,177	(1.5)	8,137	8,299	(2.0)

Total Operating Expenses	22,644	26,363	(14.1)	45,181	48,835	(7.5)

Operating Income	4,892	410	*	9,345	4,851	92.6
Equity in earnings of unconsolidated businesses	121	121	—	222	254	(12.6)
Other income and (expense), net	10	16	(37.5)	46	62	(25.8)
Interest expense	(717)	(679)	5.6	(1,426)	(1,359)	4.9

Income (Loss) Before (Provision) Benefit for Income Taxes	4,306	(132)	*	8,187	3,808	*
(Provision) benefit for income taxes	(702)	685	*	(1,319)	(937)	40.8

Net Income	$ 3,604	$ 553	*	$ 6,868	$ 2,871	*

Net income attributable to noncontrolling interest	$ 1,995	$ 1,745	14.3	$ 3,820	$ 3,620	5.5
Net income (loss) attributable to Verizon	1,609	(1,192)	*	3,048	(749)	*

Net Income	$ 3,604	$ 553	*	$ 6,868	$ 2,871	*

Basic Earnings (Loss) per Common Share
Net income (loss) attributable to Verizon	$ .57	$ (.42)	*	$ 1.08	$ (.26)	*

Weighted average number of common shares (in millions)	2,832	2,827		2,831	2,831

Diluted Earnings (Loss) per Common Share (1)
Net income (loss) attributable to Verizon	$ .57	$ (.42)	*	$ 1.07	$ (.26)	*

Weighted average number of common shares-assuming dilution (in millions)	2,838	2,827		2,837	2,831

Footnotes:

(1)	If there is a net loss, diluted EPS is the same as basic EPS. Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	6/30/11	12/31/10	$ Change

Assets
Current assets
Cash and cash equivalents	$ 6,240	$ 6,668	$ (428)
Short-term investments	588	545	43
Accounts receivable, net	11,483	11,781	(298)
Inventories	1,270	1,131	139
Prepaid expenses and other	2,891	2,223	668

Total current assets	22,472	22,348	124

Plant, property and equipment	212,949	211,655	1,294
Less accumulated depreciation	123,552	123,944	(392)

	89,397	87,711	1,686

Investments in unconsolidated businesses	3,908	3,497	411
Wireless licenses	73,151	72,996	155
Goodwill	23,480	21,988	1,492
Other intangible assets, net	5,945	5,830	115
Other assets	5,403	5,635	(232)

Total Assets	$ 223,756	$ 220,005	$ 3,751

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 6,055	$ 7,542	$ (1,487)
Accounts payable and accrued liabilities	14,238	15,702	(1,464)
Other	7,081	7,353	(272)

Total current liabilities	27,374	30,597	(3,223)

Long-term debt	47,927	45,252	2,675
Employee benefit obligations	27,589	28,164	(575)
Deferred income taxes	24,603	22,818	1,785
Other liabilities	5,551	6,262	(711)

Equity
Common stock	297	297	—
Contributed capital	37,914	37,922	(8)
Reinvested earnings	4,656	4,368	288
Accumulated other comprehensive income	1,354	1,049	305
Common stock in treasury, at cost	(5,132)	(5,267)	135
Deferred compensation - employee stock ownership plans and other	259	200	59
Noncontrolling interest	51,364	48,343	3,021

Total equity	90,712	86,912	3,800

Total Liabilities and Equity	$ 223,756	$ 220,005	$ 3,751

Verizon – Selected Financial and Operating Statistics

Unaudited	6/30/11	12/31/10

Total debt (in millions)	$ 53,982	$ 52,794
Net debt (in millions)	$ 47,742	$ 46,126
Net debt / Adjusted EBITDA (1)	1.4x	1.3x
Common shares outstanding end of period (in millions)	2,831	2,827
Total employees	195,900	194,400
Cash dividends declared per common share	$ 0.4875	$ 0.4875

Footnotes:

(1)	The adjusted EBITDA excludes the effects of non-recurring or non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	6 Mos. Ended 6/30/11	6 Mos. Ended 6/30/10	$ Change

Cash Flows From Operating Activities
Net Income	$ 6,868	$ 2,871	$ 3,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,137	8,299	(162)
Employee retirement benefits	726	3,988	(3,262)
Deferred income taxes	1,501	775	726
Provision for uncollectible accounts	498	680	(182)
Equity in earnings of unconsolidated businesses, net of dividends received	(195)	(227)	32
Changes in current assets and liabilities, net of effects from acquisition/ disposition of businesses	(2,361)	1,502	(3,863)
Other, net	(2,382)	(1,081)	(1,301)

Net cash provided by operating activities	12,792	16,807	(4,015)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(8,918)	(7,619)	(1,299)
Acquisitions of licenses, investments and businesses, net of cash acquired	(1,668)	(538)	(1,130)
Proceeds from dispositions	—	2,594	(2,594)
Net change in short-term investments	47	(17)	64
Other, net	667	37	630

Net cash used in investing activities	(9,872)	(5,543)	(4,329)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	6,440	—	6,440
Repayments of long-term borrowings and capital lease obligations	(7,356)	(4,594)	(2,762)
Increase (decrease) in short-term obligations, excluding current maturities	1,012	(97)	1,109
Dividends paid	(2,759)	(2,690)	(69)
Proceeds from sale of common stock	122	—	122
Other, net	(807)	(1,131)	324

Net cash used in financing activities	(3,348)	(8,512)	5,164

Increase (decrease) in cash and cash equivalents	(428)	2,752	(3,180)
Cash and cash equivalents, beginning of period	6,668	2,009	4,659

Cash and cash equivalents, end of period	$ 6,240	$ 4,761	$ 1,479

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/11	3 Mos. Ended 6/30/10	% Change	6 Mos. Ended 6/30/11	6 Mos. Ended 6/30/10	% Change

Revenues
Retail service	$ 14,019	$ 13,282	5.5	$ 27,693	$ 26,316	5.2
Other service	688	520	32.3	1,325	952	39.2

Service	14,707	13,802	6.6	29,018	27,268	6.4

Equipment	1,753	1,024	71.2	3,442	2,016	70.7
Other	833	871	(4.4)	1,714	1,725	(0.6)

Total Revenues	17,293	15,697	10.2	34,174	31,009	10.2

Operating Expenses
Cost of services and sales	5,829	4,736	23.1	11,709	9,411	24.4
Selling, general & administrative expense	4,794	4,451	7.7	9,545	8,943	6.7
Depreciation and amortization expense	1,978	1,827	8.3	3,877	3,639	6.5

Total Operating Expenses	12,601	11,014	14.4	25,131	21,993	14.3

Operating Income	$ 4,692	$ 4,683	0.2	$ 9,043	$ 9,016	0.3
Operating Income Margin	27.1%	29.8%		26.5%	29.1%

Segment EBITDA	$ 6,670	$ 6,510	2.5	$ 12,920	$ 12,655	2.1
Segment EBITDA Service Margin	45.4%	47.2%		44.5%	46.4%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	6/30/11	6/30/10	% Change

Connections (000)
Retail postpaid	85,290	81,573	4.6
Retail prepaid	4,445	4,603	(3.4)

Retail	89,735	86,176	4.1

Wholesale & other connections	16,557	13,560	22.1

Total connections	106,292	99,736	6.6

Unaudited	3 Mos. Ended 6/30/11	3 Mos. Ended 6/30/10	% Change	6 Mos. Ended 6/30/11	6 Mos. Ended 6/30/10	% Change

Net Add Detail (1) (000)
Retail postpaid	1,257	661	90.2	2,163	1,073	*
Retail prepaid	61	(200)	*	34	(346)	*

Retail	1,318	461	*	2,197	727	*

Wholesale & other connections	890	1,161	(23.3)	1,787	2,401	(25.6)

Total connections	2,208	1,622	36.1	3,984	3,128	27.4

Churn Detail
Retail postpaid	0.89%	0.93%		0.95%	0.99%
Retail	1.22%	1.31%		1.28%	1.36%

Revenue & ARPU Statistics
Total data revenues (in millions)	$ 5,810	$ 4,756	22.2	$ 11,268	$ 9,220	22.2
Retail postpaid data ARPU	$ 21.26	$ 18.45	15.2	$ 20.89	$ 17.97	16.2
Total data as a % of service revenues	39.5%	34.5%		38.8%	33.8%
Retail service ARPU	$ 52.49	$ 51.53	1.9	$ 52.18	$ 51.16	2.0
Retail postpaid ARPU	$ 54.12	$ 53.12	1.9	$ 53.82	$ 52.74	2.0

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones sold	59.5%	39.5%		59.7%	37.6%
Total Smartphone postpaid phone base	35.9%	21.3%		35.9%	21.3%
Total Internet postpaid base	7.5%	6.5%		7.5%	6.5%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,667	$ 2,262	17.9	$ 5,402	$ 4,032	34.0

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/11	3 Mos. Ended 6/30/10	% Change	6 Mos. Ended 6/30/11	6 Mos. Ended 6/30/10	% Change

Operating Revenues
Consumer retail	$ 3,394	$ 3,350	1.3	$ 6,777	$ 6,670	1.6
Small business	682	720	(5.3)	1,377	1,428	(3.6)

Mass Markets	4,076	4,070	0.1	8,154	8,098	0.7

Strategic services	1,908	1,620	17.8	3,682	3,193	15.3
Other	2,048	2,199	(6.9)	4,090	4,405	(7.2)

Global Enterprise	3,956	3,819	3.6	7,772	7,598	2.3

Global Wholesale	2,030	2,192	(7.4)	4,072	4,491	(9.3)
Other	185	196	(5.6)	396	465	(14.8)

Total Operating Revenues	10,247	10,277	(0.3)	20,394	20,652	(1.2)

Operating Expenses
Cost of services and sales	5,504	5,611	(1.9)	10,966	11,352	(3.4)
Selling, general & administrative expense	2,308	2,359	(2.2)	4,598	4,809	(4.4)
Depreciation and amortization expense	2,117	2,100	0.8	4,224	4,163	1.5

Total Operating Expenses	9,929	10,070	(1.4)	19,788	20,324	(2.6)

Operating Income	$ 318	$ 207	53.6	$ 606	$ 328	84.8
Operating Income Margin	3.1%	2.0%		3.0%	1.6%

Segment EBITDA	$ 2,435	$ 2,307	5.5	$ 4,830	$ 4,491	7.5
Segment EBITDA Margin	23.8%	22.4%		23.7%	21.7%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	6/30/11	6/30/10	% Change

Connections (000)
FiOS TV Subscribers	3,848	3,086	24.7
FiOS Internet Subscribers	4,478	3,659	22.4
FiOS Digital Voice residence connections	1,195	346	*

FiOS Digital connections	9,521	7,091	34.3

HSI and other	4,074	4,620	(11.8)
Total Broadband connections	8,552	8,279	3.3
Primary residence switched access connections	10,946	12,739	(14.1)
Primary residence connections	12,141	13,085	(7.2)

Total retail residence voice connections	13,087	14,252	(8.2)
Total voice connections	24,997	27,138	(7.9)

Unaudited	3 Mos. Ended 6/30/11	3 Mos. Ended 6/30/10	% Change	6 Mos. Ended 6/30/11	6 Mos. Ended 6/30/10	% Change

Net Add Detail (000)
FiOS TV Subscribers	184	172	7.0	376	336	11.9
FiOS Internet Subscribers	189	193	(2.1)	396	373	6.2
FiOS Digital Voice residence connections	218	253	(13.8)	378	327	15.6

FiOS Digital connections	591	618	(4.4)	1,150	1,036	11.0

HSI and other	(127)	(155)	(18.1)	(236)	(254)	(7.1)
Total Broadband connections	62	38	63.2	160	119	34.5
Primary residence switched access connections	(413)	(519)	(20.4)	(811)	(904)	(10.3)
Primary residence connections	(195)	(266)	(26.7)	(433)	(577)	(25.0)

Total retail residence voice connections	(240)	(335)	(28.4)	(529)	(713)	(25.8)
Total voice connections	(457)	(581)	(21.3)	(1,004)	(1,185)	(15.3)

Revenue & ARPU Statistics
Consumer ARPU	$ 92.44	$ 84.48	9.4	$ 91.41	$ 83.12	10.0
FiOS revenues (in millions)	$ 2,027	$ 1,680	20.7	$ 3,968	$ 3,249	22.1
Strategic services as a % of total Enterprise revenues	48.2%	42.4%		47.4%	42.0%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,685	$ 1,781	(5.4)	$ 3,150	$ 3,347	(5.9)

Wireline employees (000)				93.2	103.4
FiOS Internet Open for Sale (000)				13,202	12,258
FiOS Internet penetration				33.9%	29.9%
FiOS Video Open for Sale (000)				12,870	11,802
FiOS Video penetration				29.9%	26.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Reconciliations – Verizon

Adjusted Operating Revenue – Verizon

(dollars in millions)

Unaudited	3 Months Ended 6/30/10	3 Months Ended 6/30/11

Consolidated Operating Revenues – Reported	$ 26,773	$ 27,536
Less: Impact of Divested Operations	1,129	—
Add: Deferred Revenue Adjustment	268	—

Consolidated Operating Revenues – Adjusted	$ 25,912	$ 27,536

Y/Y % Change		6.3%

Adjusted EBITDA – Verizon

(dollars in millions)

Unaudited	3 Months Ended 3/31/10	3 Months Ended 6/30/10	3 Months Ended 9/30/10	3 Months Ended 12/31/10	3 Months Ended 3/31/11	3 Months Ended 6/30/11

Verizon Consolidated EBITDA
Consolidated net income	$ 2,318	$ 553	$ 2,698	$ 4,648	$ 3,264	$ 3,604
Add/subtract non-operating items:
Provision (benefit) for income taxes	1,622	(685)	178	1,352	617	702
Interest expense	680	679	597	567	709	717
Other (income) and expense, net	(46)	(16)	51	(43)	(36)	(10)
Equity in earnings of unconsolidated business	(133)	(121)	(141)	(113)	(101)	(121)

Operating Income	4,441	410	3,383	6,411	4,453	4,892
Add: depreciation and amortization expense	4,122	4,177	4,023	4,083	4,024	4,113

Consolidated EBITDA	$ 8,563	$ 4,587	$ 7,406	$ 10,494	$ 8,477	$ 9,005

Other Items (Before Tax)
Merger Integration & Acquisition Related Charges	77	162	134	392	—	—
Access Line Spin-Off Related Charges	145	195	67	—	—	—
Impact of Divested Operations	(620)	(548)	—	—	—	—
Severance, Pension, and Benefit Charges	—	3,896	1,188	(2,030)	—	—
Deferred Revenue Adjustment	—	268	—	—	—	—

	(398)	3,973	1,389	(1,638)	—	—

Consolidated Adjusted EBITDA	$ 8,165	$ 8,560	$ 8,795	$ 8,856	$ 8,477	$ 9,005

Net Debt to Adjusted EBITDA – Verizon

(dollars in millions)

Unaudited	12/31/10	6/30/11

Verizon Net Debt
Debt maturing within one year	$ 7,542	$ 6,055
Long-term debt	45,252	47,927

Total Debt	52,794	53,982
Less: cash and cash equivalents	6,668	6,240

Net Debt	$ 46,126	$ 47,742

Net Debt to Adjusted EBITDA Ratio	1.3x	1.4x

Verizon Communications Inc.

Other Reconciliations – Verizon

Adjusted EPS – Verizon

Unaudited	3 Months Ended 6/30/10

Reported EPS	$(0.42)
Merger Integration & Acquisition Related Charges	0.06
Access Line Spin-Off Related Charges	0.04
Severance, Pension, and Benefit Charges	0.86
Deferred Revenue Adjustment	0.03
Impact of Divested Operations	(0.06)

Adjusted EPS	$0.51

Other Reconciliations – Verizon Wireless

(dollars in millions)

Unaudited	3 Months Ended 6/30/10	3 Months Ended 6/30/11	6 Months Ended 6/30/10	6 Months Ended 6/30/11

Verizon Wireless Segment EBITDA
Operating income	$4,683	$4,692	$9,016	$9,043
Add: depreciation and amortization expense	1,827	1,978	3,639	3,877

Verizon Wireless Segment EBITDA	$6,510	$6,670	$12,655	$12,920

Verizon Wireless total operating revenues	$15,697	$17,293	$31,009	$34,174

Verizon Wireless service revenues	$13,802	$14,707	$27,268	$29,018

Verizon Wireless operating income margin	29.8%	27.1%	29.1%	26.5%

Verizon Wireless Segment EBITDA service margin	47.2%	45.4%	46.4%	44.5%

Other Reconciliations – Wireline

(dollars in millions)

Unaudited	3 Months Ended 6/30/10	3 Months Ended 6/30/11	6 Months Ended 6/30/10	6 Months Ended 6/30/11

Wireline Segment EBITDA
Operating income	$207	$318	$328	$606
Add: depreciation and amortization expense	2,100	2,117	4,163	4,224

Wireline Segment EBITDA	$2,307	$2,435	$4,491	$4,830

Total operating revenues	$10,277	$10,247	$20,652	$20,394

Wireline operating income margin	2.0%	3.1%	1.6%	3.0%

Wireline Segment EBITDA margin	22.4%	23.8%	21.7%	23.7%